Exhibit 10.3
METHODE ELECTRONICS, INC.
AMENDED AND RESTATED
RESTRICTED STOCK UNIT AWARD AGREEMENT
(EXECUTIVE AWARD / PERFORMANCE-BASED)
     This agreement (the “Award Agreement”) effective as of August 7, 2006 (the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and Donald W. Duda (the “Grantee”). This Award Agreement amends and restates the Restricted Stock Award Agreement by and between the Company and the Grantee dated August 7, 2006 (the “Predecessor Agreement”). As of the date this Award Agreement is accepted by both parties, the Predecessor Agreement will be void and otherwise superseded by this Award Agreement, and the Grantee will return any Restricted Stock awarded to him under the Predecessor Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them by the Methode Electronics, Inc. 2004 Stock Plan (the “Plan”).
     1. General. This Award Agreement and the Restricted Stock Units awarded herein are subject to all of the provisions of the Plan applicable to Restricted Stock Units. Unless otherwise provided herein, the Plan provisions are incorporated by reference and made a part hereof to the same extent as if set forth in their entirety herein. A copy of the Plan is on file in the offices of the Company.
     2. Grant. The Company hereby grants to Grantee a total of 100,000 Restricted Stock Units (the “Restricted Stock Units”), subject to the restrictions set forth in Section 3 hereof and the Plan.
     3. Restrictions.
(a)	None of the Restricted Stock Units may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of.

(b)	Any Restricted Stock Units that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates.

(c)	Any Restricted Stock Units that are not vested may be forfeited to the Company in accordance with Section 7 of this Award Agreement.
     4. Payment for Restricted Stock Units.
(a)	The Company will pay one share of Common Stock to the Grantee for each vested Restricted Stock Unit upon the earlier of the following events, but in no case earlier than the date the Award becomes vested under Section 6:
(i)	thirty (30) days after the Grantee’s date of termination of employment with the Company and all of the Company’s Subsidiaries and Affiliates; or

(ii)	the last day of the Company’s fiscal year in which the payment of Common Stock in satisfaction of the Restricted Stock Units becomes deductible to the Company under Section 162(m) of the Code, in which case the Company may pay out a portion of the Restricted Stock Unit Award if payment of the entire Award would not be deductible to the Company and the remaining portion of the Award shall be paid when, and to the extent, the payment becomes deductible. If the Grantee has other outstanding vested awards that are conditioned on payment being deductible to the Company, the vested awards that do not have performance-based criteria shall be paid first and in the order they were first granted.
(b)	Notwithstanding the foregoing, in the event that the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payment under this Award Agreement shall be delayed until the earlier of (i) six months after the Grantee’s separation from service with the Company and (ii) the Grantee’s death, if such a delay is necessary to avoid the imposition of additional tax and interest on the Grantee under Section 409A(a)(1)(B) of the Code.
     5. Rights as Stockholder. The Grantee shall have no rights as a stockholder with respect to any Restricted Stock Units. The Grantee will only have stockholder rights after a stock certificate is issued.
     6. Vesting.
(a)	Vesting Date. The determination as to the number of Restricted Stock Units which shall vest pursuant to Section 6(b) shall be made as of May 2, 2009 (the “Vesting Date”), provided Grantee is employed by the Company (or a Subsidiary or Affiliate thereof) continuously between the Award Date and the Vesting Date.

(b)	Amount of Restricted Stock Units that Vest. Exhibit A sets forth a table of percentages which vary based upon certain performance criteria of the Company between the Award Date and the Vesting Date. Grantee shall vest in the percentage of Restricted Stock Units granted to Grantee on the Award Date that corresponds to the performance of the Company on the Vesting Date. The percentage used to determine the amount of Grantee’s Restricted Stock Units that vest shall be determined in the absolute discretion of the Committee. As set forth in Section 7(a), the percentage of Restricted Stock Units not vested on the Vesting Date shall be forfeited.

(c)	Termination of Employment Prior to the Vesting Date. Notwithstanding the provisions of 6(a) and 6(b) herein, Restricted Stock Units granted hereunder shall vest, in an amount determined according to the calculation set forth below, if the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates is terminated prior to the Vesting Date, due to: (i) retirement on or after Grantee’s sixty-fifth birthday; (ii) retirement on or after Grantee’s fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; (iv) death; or (v) a Change of Control as defined in the Plan. For purposes of this Section 6(c), “Early Termination Date” shall refer to the occurrence of one of the events set forth in (i), (ii), (iii) and (iv), and “Change of Control Date” shall refer to the occurrence of the event set forth in (v). For clarity, Exhibit B attached hereto and incorporated herein sets forth an example in which the Restricted Stock Units vest upon the Change of Control Date as described in Section 6(b)(v). If Grantee’s employment terminates on the Early Termination Date or there is a Change of Control, then Grantee’s Restricted Stock Units shall vest as of the Early Termination Date or Change of Control Date, as follows: Grantee shall vest in the percentage of Restricted Stock Units that, extrapolated from the performance growth of the Company from the Award Date to the most recent prior fiscal quarter to the Early Termination Date or the Change of Control Date, would have vested on the Vesting Date, multiplied by the percentage set forth in Exhibit C (column (d)) corresponding to the number of months elapsed since April 30, 2006 (rounded up).
(d)	Change of Control. In the event of a Change of Control, Section 6(c) of this Award Agreement shall govern vesting hereunder, and Section 11.3 of the Plan shall be inapplicable.
     7. Forfeiture.
(a)	Forfeiture of Restricted Stock Units not Vested. As of the Vesting Date, Grantee shall forfeit all Restricted Stock Units not vested pursuant to Section 6(b) or Section 6(c) hereof. By example, pursuant to Section 6(b), if Grantee vests in 65% of the Restricted Stock Units granted to Grantee on the Award Date, Grantee thereby forfeits 35% of the Restricted Stock Units granted to Grantee on the Award Date.

(b)	Forfeiture if the Grantee Engages in Certain Activities. If at any time the Grantee engages in any activity adverse, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Grantee’s employment for which either criminal or civil penalties against the Grantee may be sought, (ii) while employed by the Company or any Subsidiary or Affiliate, serving as a consultant, advisor or in any other capacity to an entity that is, or proposes to be, in competition with or acting against the interests of the Company, (iii) employing or recruiting any present, former or future employee of the Company, whether individually or on behalf of another person or entity, that is, or proposes to be, in competition with or acting against the interests of the Company, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then the unvested Restricted Stock Units shall be forfeited to the Company effective as of the date on which the Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan.

(c)	Right of Set-off. If the Grantee owes the Company any amount by virtue of Section 7(b) above, then the Company (or any Subsidiary or Affiliate) may recover such amount by setting it off from any amounts the Company (or any Subsidiary or Affiliate) owes or may owe the Grantee from time to time. By accepting these Restricted Stock Units and signing this Award Agreement in the space provided below, the Grantee consents to a deduction of any amount the Grantee may owe the Company by virtue of Section 7(b) above from any amounts the Company (or any Subsidiary or Affiliate) owes or may owe the Grantee from time to time (including amounts owed to the Grantee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Grantee). Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Grantee owes it, calculated as set forth above, the Grantee agrees to pay immediately the unpaid balance to the Company.

(d)	Committee Discretion. The Committee may release the Grantee from the obligations under Section 7(b) above if the Committee determines in its sole discretion that such action is in the best interest of the Company.
     8. Other Terms and Conditions. The Committee shall have the discretion to determine such other terms and provisions hereof as stated in the Plan.
     9. Applicable Law. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois and the Grantee consents to the jurisdiction and venue of those courts.
     10. Severability. The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
     11. Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
     12. Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Grantee.

     13. Withholding. Grantee agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Stock Units acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to require such payments from Grantee, or withhold such amounts from other payments due Grantee from the Company or any Subsidiary or Affiliate.
     14. No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Grantee.
     15. Construction. This Award Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern.
GRANTEE

/s/ Donald W. Duda
Donald W. Duda

METHODE ELECTRONICS, INC.

By:	/s/ Douglas A. Koman
Douglas A. Koman
Its:	Vice President, Corporate Finance and Chief Financial Officer